Exhibit 99.1
Company Contact:
Charles R. Daniel, III
Chief Financial Officer
(314) 621-0699
Final: For Immediate Release
Investor Contacts:
ICR, Inc.
Allison Malkin/Jane Thorn Leeson
(203) 682-8225/(646) 277-1223
BAKERS FOOTWEAR REPORTS FOURTH QUARTER NET SALES
Fourth Quarter Comparable Store Sales Increase 3.9%
Full Year Fiscal 2009 Comparable Store Sales Increase 1.3%
ST. LOUIS, MO., February 4, 2010 — Bakers Footwear Group, Inc. (Nasdaq: BKRS), a leading specialty retailer of moderately priced fashion footwear for young women, with 239 stores, today reported net sales for the fourth quarter of fiscal 2009.
For January, the four-week period ended January 30, 2010, net sales were unchanged at $11.9 million, compared to the same period last year. Comparable store sales (sales for stores open at least one year or more) for the four-week January 2010 period increased 0.8%, compared to an increase of 4.2% for the four-week period ended January 31, 2009.
For the thirteen-weeks ended January 30, 2010, the Company’s fourth fiscal quarter, net sales were $57.6 million, increasing 3.9% from $55.5 million for the thirteen-weeks ended January 31, 2009. Comparable store sales for the fourth quarter of fiscal 2009 increased 3.9%, compared to a comparable store sales increase of 3.6% for the fourth quarter of fiscal 2008.
For the fifty-two weeks ended January 30, 2010, the Company’s fiscal year 2009, net sales were $185.4 million, an increase of 0.9% from $183.7 million in the fifty-two weeks ended January 31, 2009. Comparable store sales for fiscal year 2009 increased 1.3%, compared to a comparable store sales increase of 0.5% for fiscal year 2008.
About Bakers Footwear Group, Inc.
Bakers Footwear Group, Inc. is a national, mall-based, specialty retailer of distinctive footwear and accessories for young women. The Company’s merchandise includes private label and national brand dress, casual and sport shoes, boots, sandals and accessories. The Company currently operates 239 stores nationwide. Bakers’ stores focus on women between the ages of 16 and 35. Wild Pair stores offer fashion-forward footwear to both women and men between the ages of 17 and 29.